Exhibit 99.1

Waitr Reports First Quarter 2020 Results and Provides Business Update

LAFAYETTE, LA, May 7, 2020 — Waitr Holdings Inc. (Nasdaq: WTRH) (“Waitr” or the “Company”), a leader in on-demand food ordering and delivery, today reported financial results for the first quarter of 2020.

First Quarter 2020 Highlights

•	Net loss for the first quarter of 2020 was $2.1 million, or a loss of $0.03 per diluted share, compared to a loss of $24.7 million, or a loss of $0.38 per diluted share, in the first quarter of 2019.

•	Adjusted EBITDA[1] for the first quarter of 2020 was $3.7 million, compared to a loss of $9.9 million in the first quarter of 2019.

“Since the COVID-19 outbreak intensified in the United States, we have implemented a number of measures to protect our local communities, diners, restaurant partners, drivers and employees,” said Carl Grimstad, Chairman and CEO of Waitr.  “We began offering no-contact delivery for all restaurant orders, provided gloves, hand sanitizer and masks to our drivers, and continued to pay any employee or driver who is quarantined or contracts the coronavirus. We also successfully transitioned our customer support and corporate staff to work remotely.”

“We also have taken a number of steps to enhance our offerings and support our restaurant partners and local communities during this time,” added Mr. Grimstad. “We expanded our offerings to include delivery of groceries in 10 markets, including no-contact service, and we started delivering alcohol in some markets.  We have been constantly working with new and existing restaurant partners to boost their delivery potential and sustain their businesses in the current environment. We have provided restaurants with free marketing and promotions, discounted delivery fees, cleaning spray and other support. Waitr also recently added a donation feature to its app, the proceeds from which will go to Feeding America and other similar charities to help feed the needy. We are also delivering food to the elderly, children and underprivileged during this unprecedented time of need via partnerships with local food banks and charities.”

“From a financial perspective, earlier this year, we implemented several strategic initiatives with a focus on improving revenue per order, cost per order, cash flow and profitability,” continued Mr. Grimstad. “These actions allowed us to stabilize and position the Company for the long term and allowed us to see our first profitable month in February 2020 and realize $3.7 million of Adjusted EBITDA in the first quarter of 2020. All of our drivers are now independent contractors, and the response from drivers has been overwhelmingly positive. Driver supply remains at a high level while new restaurants are signing up for our services more rapidly than previous quarters. We now have agreements with all Landry’s locations across the country as well as with Five Guys in all of our markets.”

Business Update

As the COVID-19 pandemic became more widespread in the U.S., we initially experienced a decrease in orders in mid-March; however, orders rebounded towards the end of March and continued to grow in April to levels higher than pre-pandemic levels. As a result, we expect April revenue will be approximately $20 million and Adjusted EBITDA for April 2020 to be in excess of $4 million. Since the end of the quarter, we have reached an agreement with our debt holder, Luxor Capital, for the Company to repay $12.5 million of our senior secured credit facility. In a show of confidence in the business, Luxor Capital has also agreed

[1]	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of GAAP net loss to Adjusted EBITDA is included under “Non-GAAP Financial Measure”.

to convert $12.5 million of their convertible notes into our common stock. After the $25.0 million prepayment and conversion, the Company’s long-term debt outstanding will be approximately $107.8 million. While the current economic environment remains inherently uncertain, we are encouraged by our financial results and believe the current situation has only further proved the importance of our services.”

First Quarter 2020 Financial Results

•

Revenue for the first quarter of 2020 was $44.2 million, compared to $48.0 million in the first quarter of 2019, a decrease of 8%. The decrease was a result of closures of certain non-core markets along with competitive market pressures. The decrease was partially offset by improved revenue per order from modifications to the Company’s fee structure initiated in January 2020. Revenue per order for the first quarter of 2020 was $12.94, a 28% increase over the first quarter 2019 revenue per order of $10.11.

•

Operations and support expense decreased by $9.8 million, or 27%, to $26.4 million for the first quarter of 2020, compared to $36.2 million for the first quarter of 2019, primarily as a result of cost savings initiatives implemented.

•

Sales and marketing expense decreased by $7.5 million, or 73%, to $2.8 million for the first quarter of 2020, compared to $10.3 million for the first quarter of 2019, primarily as a result of decreased advertising spend as well as consolidation and reduction of sales and marketing staff.

•

Research and development expense decreased to $1.5 million for the first quarter of 2020, in comparison to $1.9 million for the first quarter of 2019, as a result of increased software development activities during the first quarter of 2020, the costs for which were capitalized.

•

General and administrative expense decreased by 43% to $10.8 million for the first quarter of 2020 from $18.9 million for the first quarter of 2019. General and administrative expense for the three months ended March 31, 2019 included $6.9 million of business combination-related professional and other costs associated with the Bite Squad Merger. The decrease in general and administrative expense during the first quarter of 2020 was also due to decreased stock-based compensation expenses.

•

Depreciation and amortization expense decreased to $2.1 million in the first quarter of 2020 from $4.1 million in the first quarter of 2019 primarily as a result of the write-down of the carrying value of intangible assets to their implied fair values in September 2019 in connection with the Company’s goodwill impairment analysis.

First Quarter and April 2020 Key Business Metrics²

•	Average Daily Orders for the first quarter of 2020 were 37,576. Average Daily Orders for April 2020 were approximately 44,700, a 19% increase over first quarter 2020.

•	Active Diners as of March 31, 2020 were over 2 million.

____________________

² Key Business Metrics are defined on page 35 of our Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 16, 2020

Liquidity Update

As of March 31, 2020, the Company had cash on hand of $39.4 million, of which $3.2 million was reserved under a compensating balance arrangement with a bank. The Company had total long-term debt outstanding at March 31, 2020 of $132.8 million, consisting of $70.8 million of term loans, $61.6 million of convertible notes and $0.4 million of promissory notes. The term loans and convertible notes mature in November 2022. Outstanding short-term debt as of March 31, 2020 totaled $1.6 million.

The combination of the effects of implementing several strategic initiatives focused on improving revenue per order, cost per order, cash flow and profitability, along with proceeds from the sales of common stock pursuant to the at-the-market offering launched by the Company in March 2020 resulted in increases in working capital and liquidity from December 31, 2019. As of April 30, 2020, we had cash on hand of approximately $53 million.

Other Information

Waitr will not be hosting a conference call to discuss the first quarter 2020 operational and financial results.

About Waitr Holdings Inc.

Founded in 2013 and based in Lafayette, Louisiana, Waitr is a leader in on-demand food ordering and delivery. Waitr, and its sister brand Bite Squad, connects local restaurants and grocery stores to hungry diners in underserved U.S. markets. Together they are a convenient way to discover, order and receive great food from local restaurants, grocery stores and national chains. As of March 31, 2020, Waitr and Bite Squad operated in small and medium sized markets in the United States in over 600 cities.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by the federal securities laws, including statements regarding the Company’s financial results, implementation of strategic initiatives and future performance of the Company. Forward-looking statements reflect Waitr’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the impact of the coronavirus (COVID-19) pandemic on the Company’s business and operations, and those described under the section entitled “Risk Factors” in Waitr’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020, as such factors may be updated from time to time in Waitr’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Additional information will be set forth in Waitr’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which will be filed with the SEC on May 7, 2020, and should be read in conjunction with these financial results. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Waitr’s filings with the SEC. While forward-looking statements reflect Waitr’s good faith beliefs, they are not guarantees of future performance. Waitr disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Waitr (or to third parties making the forward-looking statements).

Waitr has thus far been able to operate effectively during the COVID-19 pandemic. However, the potential impacts and duration of the COVID-19 pandemic on the global economy and on the Company’s business, in particular, may be difficult to assess or predict. The pandemic has resulted in, and may continue to result in, significant disruption of global financial markets, which may reduce the Company’s ability to access capital and continue to operate effectively. The COVID-19 pandemic could also reduce the demand for the Company’s services. In addition, a recession or further financial market correction resulting from the spread of COVID-19 could adversely affect demand for the Company’s services. To the extent that the COVID-19 pandemic adversely impacts the Company’s business, results of operations, liquidity or financial condition, it may also have the effect of heightening many of the other risks described in the risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Non-GAAP Financial Measure

Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We define Adjusted EBITDA as net loss adjusted to exclude interest expense, income taxes, depreciation and amortization, acquisition and restructuring costs, stock-based compensation expense, impairments of intangible assets and goodwill and gains and losses associated with derivatives and debt extinguishments and when applicable, other expenses that do not reflect our core operations. We use this non-GAAP financial measure as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences primarily caused by variations in capital structures, tax positions, the impact of acquisitions and restructuring, the impact of depreciation and amortization expense on our fixed assets and the impact of stock-based compensation expense. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to performance measures derived in accordance with GAAP.

See “Non-GAAP Financial Measure/Adjusted EBITDA” below for a reconciliation of net loss to Adjusted EBITDA for the first quarters ended March 31, 2020 and 2019.

Contacts:

Investors

WaitrIR@icrinc.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
REVENUE	$44,243	$48,032
COSTS AND EXPENSES:
Operations and support	26,365	36,183
Sales and marketing	2,826	10,323
Research and development	1,470	1,940
General and administrative	10,778	18,918
Depreciation and amortization	2,064	4,116
Intangible and other asset impairments	—	18
Loss on disposal of assets	8	5
TOTAL COSTS AND EXPENSES	43,511	71,503
INCOME (LOSS) FROM OPERATIONS	732	(23,471)
OTHER EXPENSES (INCOME) AND LOSSES (GAINS), NET
Interest expense	2,914	1,605
Interest income	(60)	(339)
Other income	(37)	(50)
NET LOSS BEFORE INCOME TAXES	(2,085)	(24,687)
Income tax expense	17	62
NET LOSS	$(2,102)	$(24,749)
LOSS PER SHARE:
Basic and diluted	$(0.03)	$(0.38)
Weighted average common shares outstanding – basic and diluted	76,884,717	64,525,610

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS
Cash	$39,376	$29,317
Accounts receivable, net	3,362	3,272
Capitalized contract costs, current	409	199
Prepaid expenses and other current assets	5,083	8,329
TOTAL CURRENT ASSETS	48,230	41,117
Property and equipment, net	3,608	4,072
Capitalized contract costs, noncurrent	1,543	772
Goodwill	106,734	106,734
Intangible assets, net	24,869	25,761
Other noncurrent assets	484	517
TOTAL ASSETS	$185,468	$178,973
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
CURRENT LIABILITIES
Accounts payable	$5,082	$4,384
Restaurant food liability	5,021	5,612
Accrued payroll	7,414	5,285
Short-term loans	1,578	3,612
Deferred revenue, current	80	414
Income tax payable	68	51
Other current liabilities	12,125	12,630
TOTAL CURRENT LIABILITIES	31,368	31,988
Long-term debt	125,707	123,244
Accrued workers’ compensation liability	394	463
Deferred revenue, noncurrent	2	45
Other noncurrent liabilities	324	325
TOTAL LIABILITIES	157,795	156,065
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value	8	8
Additional paid in capital	392,004	385,137
Accumulated deficit	(364,339)	(362,237)
TOTAL STOCKHOLDERS’ EQUITY	27,673	22,908
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$185,468	$178,973

CONSOLIDATED CASH FLOW STATEMENTS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(2,102)	$(24,749)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash interest expense	2,396	388
Non-cash advertising expense	—	142
Stock-based compensation	848	2,033
Equity issued in exchange for services	—	30
Loss on disposal of assets	8	5
Depreciation and amortization	2,064	4,116
Intangible and other asset impairments	—	18
Amortization of capitalized contract costs	68	583
Other non-cash income	(12)	—
Changes in assets and liabilities:
Accounts receivable	(90)	(2,883)
Capitalized contract costs	(1,049)	(1,007)
Prepaid expenses and other current assets	3,246	961
Accounts payable	698	(49)
Restaurant food liability	(591)	7,428
Deferred revenue	(378)	347
Income tax payable	17	62
Accrued payroll	2,129	2,168
Accrued workers’ compensation liability	(69)	(176)
Other current liabilities	(155)	(2,093)
Other noncurrent liabilities	(1)	(11)
Net cash provided by (used in) operating activities	7,027	(12,687)
Cash flows from investing activities:
Purchases of property and equipment	(70)	(627)
Acquisition of Bite Squad, net of cash acquired	—	(192,419)
Other acquisitions	(242)	—
Collections on notes receivable	21	22
Internally developed software	(671)	(59)
Proceeds from sale of property and equipment	3	21
Net cash used in investing activities	(959)	(193,062)
Cash flows from financing activities:
Proceeds from issuance of stock	6,584	—
Equity issuance costs	(114)	(600)
Proceeds from Additional Term Loans	—	42,080
Payments on short-term loans	(2,028)	(658)
Proceeds from exercise of stock options	8	1
Taxes paid related to net settlement on stock-based compensation	(459)	(799)
Net cash provided by financing activities	3,991	40,024
Net change in cash	10,059	(165,725)
Cash, beginning of period	29,317	209,340
Cash, end of period	$39,376	$43,615
Supplemental disclosures of cash flow information:
Cash earned during the period for interest	$48	$—
Cash paid during the period for interest	518	1,215
Supplemental disclosures of non-cash investing and financing activities:
Stock issued as consideration in Bite Squad acquisition	—	126,573
Stock issued in connection with Additional Term Loans	—	3,884

NON-GAAP FINANCIAL MEASURE

ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
NET LOSS	$(2,102)	$(24,749)
Interest expense	2,914	1,605
Income taxes	17	62
Depreciation and amortization	2,064	4,116
Stock-based compensation	848	2,063
Intangible and other asset impairments	—	18
Business combination related expenditures	—	6,949
ADJUSTED EBITDA	$3,741	$(9,936)